Dan Rogers Joins Grow Condos, Inc. Board of Directors

Eagle Point, Oregon., October 21, 2014/PRNewswire-FirstCall/ -- Grow Condos, Inc. located in Eagle Point, Oregon, a leading provider of “Condominium” style warehouse space for the emerging cannabis industry announces that Dan Rogers Chief Financial Officer of CannaSys, Inc. was elected to Grow Condos, Inc. board of directors.  During the past four years Dan has served as Chief Financial Officer and Managing Member of Greenwerkz, a cannabis company managing three retail stores and two production facilities in Colorado.  Dan also served for seven years as Vice President for Bank of America’s Global Corporate & Investment Bank Commercial Real Estate Group.

“Dan has a strong background in finance and commercial real estate, specifically in the marijuana industry and we look forward to benefitting from his insights and experience as a member of Grow Condos board,” said Wayne Zallen, Grow Condos, Inc. CEO.

“Grow Condos is one of the most exciting companies in the marijuana industry today,” said Dan Rogers, CFO of CannaSys, Inc.  “I feel privileged to join this experienced team and look forward to working closely with Wayne and the board as we work together to grow the business.”

The Board of Directors for Grow Condos, Inc. is now made up of the following individuals along with newly elected Mr. Rogers.  Jeff W. Holmes former CEO and Chairman of the Board of Fanatic Fans, Inc. will remain as Chairman of the board of the company.  Wayne Zallen CEO of Grow Condos, Inc. is a director and Carl Sanko is a director, both Mr. Zallen and Mr. Sanko are former owners of the acquired WCS Enterprises, LLC.

About Grow Condos, Inc.

Grow Condos, Inc. (OTC Bulletin Board: GRWC.ob - News) is a real estate purchaser, developer and manager of specific use industrial properties providing “Condo” style turn-key grow facilities to support the cannabis grower.  The Company intends to own, lease, sell and manage multi-tenant properties so as to reduce the risk of ownership and reduce costs to the tenants and owners.  The Company is not involved in the growing, distribution or sale of Cannabis.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact: Joann Cleckner, phone (541) 879-0504 Email: joannc@growcondos.com